UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2012

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208 Lake Oswego, Oregon 97034
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported by Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” or the “Company”), we are the defendant in several actions (the “Actions”) filed against us in the United States District Court for the Southern District of New York by certain holders (the “Holders”) of our outstanding warrants issued by us in April 2011 (the “Warrants”).

On March 21, 2012, we received letters from each of the Holders withdrawing their repurchase demands with respect to the Warrants covering an aggregate of 6,350,000 shares out of a total of 6,850,000 shares of common stock purchasable under the Warrants (the “Withdrawal Notices”). After giving effect to the Withdrawal Notices, the Holders are demanding that we repurchase the Warrants covering an aggregate of 500,000 shares of common stock. Based on the Holders’ claims in the Actions, we believe that the repurchase price for these Warrants is $0.71 per underlying share, or an aggregate of $355,000. On March 27, 2012, we tendered to the Holders an aggregate of $355,000 as payment in full of the repurchase price for those Warrants. We believe that the Withdrawal Notices and our tender of payment as described above render moot the majority of the claims of the Holders in the Actions, although the Withdrawal Notices purport to reserve all rights of the Holders in the Actions.

There is no assurance as to the outcome of the Actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: March 28, 2012	By:	/s/ Mark J. Ahn
Mark J. Ahn President and Chief Executive Officer